                                SUPPLY AGREEMENT


      THIS SUPPLY AGREEMENT (this "Agreement") is entered into as of the 23rd day of April, 1998, by and between SPRING & WIRE DESIGNS LLC, a limited liability company established under the laws of California (the "Supplier"), and INDESCO INTERNATIONAL, INC., a Delaware corporation ("Indesco"), for itself and its subsidiaries including, but not limited to, AFA Products, Inc., Continental Sprayers International, Inc. and AFA-Polytek B.V. (collectively, the "Purchaser").

                                 R E C I T A L S

      A. Pursuant to a letter agreement dated June 19, 1997, the Supplier has agreed to sell, and AFA Products, Inc. ("AFA") has agreed to purchase, on a non-exclusive basis, certain industrial springs (the "Products") for a period of five years at certain prices. With the Supplier's consent, AFA has assigned its rights under the foregoing letter agreement to the Purchaser.

      B. The terms and conditions of the sale of the Products are hereby formalized and set forth in further detail in this Agreement.

      NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Supplier and Purchaser hereby agree as follows:

      1.    Products Supplied; Warranties; Disclaimer.

            (a) Upon Purchaser's request from time to time, the Supplier shall sell to Purchaser, and Purchaser shall purchase from the Supplier, on the terms and conditions stated herein, the Products, as more particularly described on
Exhibit I attached hereto and incorporated herein by reference.

            (b) The Supplier shall manufacture and package the Products in accordance with Purchaser's applicable general and individual specifications, if any, or as otherwise instructed by Purchaser from time to time (collectively, the "Specifications").

            (c) The Supplier warrants that each Product purchased by Purchaser shall be of merchantable quality, shall not utilize or contain toxic materials, shall otherwise comply with Purchaser's Product standards including, without limitation, compliance with fatigue and durability requirements and, where applicable, shall be in accordance with the Specifications. IN ALL OTHER RESPECTS PURCHASER IS PURCHASING PRODUCTS HEREUNDER "AS

IS" AND THE SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, OF FITNESS FOR A PARTICULAR PURPOSE.

            (d) In the event that Purchaser receives Products that do not conform to the Specifications, if any, or to the other instructions of Purchaser, the Purchaser shall be entitled to obtain from the Supplier a replacement of the non-conforming Product or a refund of, or adjustment to, the purchase price (or any portion thereof regarding particular Product or Products on order) paid therefor. If non-conformance is not timely cured by the Supplier after written notice thereof by the Purchaser in accordance with Section 9, Purchaser shall have the right to cancel its order with respect to such non-conforming Products or, at its election, terminate this Agreement. Notwithstanding any such cancellations or termination, Supplier shall promptly pay to the Purchaser all Rebates (as defined below) earned and unpaid as of the date of termination.

      2. Term. The term of this Agreement shall commence on the date hereof and shall end on April 23, 2002 (the "Term").

      3. Price. The prices for Products in effect at the commencement of the Term are set forth on Exhibit I and may thereafter be adjusted on terms mutually agreeable to the parties based on competitive market conditions. The price per 1,000 units for any Products which Supplier has agreed to sell and Purchaser has agreed to purchase which were not set forth on Exhibit I shall, by mutual agreement of the parties, be added thereto.

      4. Price Rebates. As an inducement to Purchaser to dedicate as much of its business to Supplier as possible, Supplier shall pay price rebates ("Rebates") to Indesco as set forth below based on Buyer's purchases of Products, net of discounts and allowances:

                                                             Annual
    Annual Purchases           Periodic Rebate          Aggregate Rebate
    ----------------           ---------------          ----------------
Upon reaching $  500,000                 $ 50,000           $ 50,000
Upon reaching  1,000,000      additional   50,000            100,000
Upon reaching  1,500,000      additional   50,000            150,000
Upon reaching  2,000,000      additional   60,000            210,000
Upon reaching  3,000,000      additional  120,000            330,000
Upon reaching  4,000,000      additional  130,000            460,000
Upon reaching  5,000,000      additional  140,000            600,000
Upon reaching  6,000,000      additional  150,000            750,000

Rebates shall be calculated on a calendar year basis, commencing January 1, 1998, and shall be paid in cash to Indesco within twenty (20) days of the date that such Rebate is earned.


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      5. Payment Terms; Freight Terms. The payment terms and freight terms for each shipment of Products shall be as set forth on Exhibit I and are subject to the provisions of Section 6(b) hereof.

      6. Quantities and Delivery.

            (a) Purchaser shall provide to Supplier a rolling forecast of projected quantity requirements by Product for the next sixty (60) days. Such forecasts shall be updated monthly or more frequently (in whole or in part) to reflect significant changes. Supplier shall plan production and notify Purchaser of the "order lead-time" it requires for timely delivery of each Product. Supplier agrees to maintain in its inventory at all times at least a two week supply of standard high volume Product.

            (b) Purchaser shall issue purchase order releases to Supplier specifying the quantities, delivery date and destination for each product. All shipments shall be FOB destination when Supplier uses its in-house trucking service. If any delivery of any Products is not made when specified, then at the Purchaser's request, which request shall be made at the sole discretion of the Purchaser, the Supplier shall deliver such Products by air freight and pay the expense thereof.

      7. Subcontracting. The Supplier shall obtain written authorization from Purchaser prior to assigning or subcontracting work involved in the manufacture of Products covered by this Agreement.

      8. Insurance. The Supplier shall bear the risk of loss for, and carry all perils and extended insurance to cover the value of, all Products required to be shipped FOB destination. At Purchaser's request, the Supplier shall provide Purchaser with evidence of such coverage. Purchaser shall bear the risk of loss upon delivery to a common carrier for all Products requested by Purchaser to be shipped FOB factory.

      9. Termination for Breach. If the Supplier or Purchaser breaches any term of this Agreement (including any extension(s)), the non-breaching party may promptly notify the breaching party thereof and shall allow the breaching party a reasonable opportunity and period of time (not to exceed thirty (30) days) to cure such breach. If such breach is not remedied within such period, as reasonably determined by the non-breaching party, then, subject to the provisions of Section 1(d) hereof, the non-breaching party shall then have the right to terminate this Agreement immediately without further obligation to the breaching party and/or to pursue any other right or remedy at law or in equity to which such non-breaching party may be entitled.


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      10. Intellectual Property. The Supplier warrants and agrees that the
Products do not infringe any patent, trademark, copyright or other intellectual property rights, and that the Supplier will defend any suit that may arise in respect to such warranty and agreement, and that the Supplier will indemnify, defend and save harmless Purchaser and its affiliates against any liabilities, claims, damages, costs and expenses, including reasonable attorneys' fees, which may be incurred by the assertion of such intellectual property rights by other persons.

      11. Employment Law Compliance. Whether this Agreement refers to manufactured items or to work, the Supplier agrees that it will comply, in all material respects, with applicable employment laws of the U.S. and any other jurisdiction, including, without limitation, Social Security, unemployment compensation, unemployment insurance, workers' compensation laws and the Fair Labor Standards Act, as amended, each U.S. invoice must bear the following certification: "Materials or work covered by this invoice were produced in conformity with the Fair Labor Standards Act, as amended."

      12. Customs Law Compliance. The Supplier shall be responsible for complying with applicable customs and related governmental laws and regulations for shipments delivered by the Supplier outside the country of origin. Purchaser shall be responsible for complying with applicable customs and related governmental laws and regulations for shipments delivered to Purchaser in the country of origin and thereafter transported by or for Purchaser outside such country. Each of the Supplier and Purchaser agrees to indemnify and save the other harmless for any liability, cost or expense incurred as a result of its failure to comply with its obligations under this Section 12.

      13. Confidential Information. The Supplier and Purchaser hereby agree to safeguard any proprietary or confidential information provided by the other (or its affiliates). The Supplier and Purchaser agree not to disclose any such information to any third party and to provide such information only to those employees who have a need to know such information for the purposes of this Agreement. These restrictions upon disclosure shall cease to apply as to any specific portion of said information which is or becomes available to the public generally, not due to the fault of such disclosing party or upon receipt by the disclosing party of the written authorization of the other to make such disclosure. Except as may be required by law, or judicial or governmental process, the parties shall keep this Agreement and its terms and conditions absolutely confidential and not disclose the same except to any assignee permitted hereunder provided such assignee confirms its agreement with the confidentiality provisions of this Section 13. The


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
provisions of this Section 13 shall survive the expiration or earlier termination of the Term.

      14. Notices. Every notice, request, demand and other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person, or (b) when sent, if sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its address set forth herein or (c) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows:

            If to Purchaser, to:

            Indesco International, Inc.
            950 Third Avenue
            New York, New York
            Attention:  Mr. Louis H. Dixey, Jr.
            Telecopy :  (212) 319-0856


            If to the Supplier, to:

            Spring & Wire Designs LLC
            5217 Industry Avenue
            Pico Rivera, California 90660
            Attention:  Mr. Alexis Regnier
            Telecopy:  (562) 948-3553

or at such other address or addresses as any party may have advised the other in the manner provided in this Agreement.

      15. Complete Agreement. This Agreement, together with its exhibits, sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, promises, representations, warranties, statements, arrangements and understandings, if any, among the parties hereto or their representatives with respect to the subject matter hereof. No waiver, modification or amendment of any provision, term or condition hereof shall be valid unless in writing and signed by the party to be charged therewith, and any such waiver, modification or amendment shall be valid only to the extent therein set forth.

      16. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of New York, without regard to the provisions for choice of law thereunder.


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
      17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party shall assign this Agreement or any of its rights or obligations hereunder to any other person or entity without the prior written consent of the other party, which consent shall not be withheld unreasonably.

      18. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner, affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

      19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

      20. Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and shall in no way affect the interpretation or construction of this Agreement or any of the provisions hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                    SPRING & WIRE DESIGNS LLC


                                    By: /s/ Alex Regnier
                                        ------------------------------------
                                        Print Name: Alex Regnier
                                        Title: General Manager

                                    INDESCO INTERNATIONAL, INC.


                                    By: /s/  Ariel Gratch
                                        ------------------------------------
                                        Print Name: Ariel Gratch
                                        Title: Vice Chairman


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
                                    EXHIBIT I


1.    Products; Prices

            AFA Part No.                        Price Per 1,000 Units
            ------------                        ---------------------
            210-592900                          $     10.81
            240-752600                                 9.89
            240-752900                                12.95
            260-765700                                20.67
            270-823100                                 6.81
            280-873000                                11.21
            280-873900                                21.72
            290-254900                                12.53
            290-255600                                14.31

2.  Payment Terms.      Terms of payment shall be net 30 from date of invoice.
                        Invoices shall be dated no earlier than date of delivery of all items covered by that invoice.

3.  Freight Terms.      Freight terms shall be FOB destination unless separately
                        negotiated and specifically agreed upon in writing by both parties.


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